Exhibit 10.1

Execution Version

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

EVO TRANSPORTATION & ENERGY SERVICES, INC.,

EVO HOLDING COMPANY, LLC

and

ANTARA CAPITAL MASTER FUND LP

Dated September 8, 2022

LEGAL_US_E # 165615534.2

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND INTERPRETIVE MATTERS		4
Section 1.01	Definitions	4
Section 1.02	Interpretation	4
ARTICLE II PURCHASE AND SALE		5
Section 2.01	Purchase and Sale	5
Section 2.02	Closing	6
Section 2.03	Payment of Aggregate Purchase Price; Closing Deliverables	6
Section 2.04	Use of Proceeds	9
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		9
Section 3.01	Organization; Capacity	9
Section 3.02	Authorization; Binding Effect	10
Section 3.03	Authorization; Binding Effect	10
Section 3.04	Capitalization; Subsidiaries; Valid Issuance and Securities Law Compliance with Respect to Offering of Antara Purchased Warrants and Antara Purchased Deferred Warrants.	10
Section 3.05	Financial Statements; No Undisclosed Liabilities	12
Section 3.06	Absence of Certain Changes	12
Section 3.07	Governmental Authorization; Noncontravention; Third Party Consents	13
Section 3.08	Litigation	14
Section 3.09	Compliance with Laws	14
Section 3.10	Employee Benefit Plans; ERISA	14
Section 3.11	Labor Matters	15
Section 3.12	Material Contracts	16
Section 3.13	Environmental Matters	17
Section 3.14	Ownership of Property; Liens; Real Property	17
Section 3.15	Compliance with Statutes, etc	18
Section 3.16	Intellectual Property	18
Section 3.17	Taxes	18
Section 3.18	Insurance	19
Section 3.19	Permits, Etc	20
Section 3.20	Anti-Money Laundering, Anti-Corruption, Anti-Bribery Laws and OFAC	20
Section 3.21	Disclosure	20
Section 3.22	Solvency	21
Section 3.23	Private Offering; No General Solicitation	21
Section 3.24	Brokers; Financial Advisors	22
Section 3.25	Shareholder Consent	22

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LEGAL_US_E # 165615534.2

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Annex A - Definitions

Exhibit A - Form of Antara Purchased Warrants (immediately exercisable)

Exhibit B - Form of Antara Purchased Deferred Warrants

Exhibit C - Amended and Restated Limited Liability Company Operating Agreement of Subsidiary HoldCo

Exhibit D - Form of Takeback Note

Exhibit E - Form of Exchanging Creditor Purchased Deferred Warrants

Exhibit F - Form of Exchanging Creditor Post-Closing Warrants

Exhibit G - Form of Notice of Conversion of Series A Preferred Stock

Exhibit H - Form of Notice of Conversion of Series B Preferred Stock

Exhibit I - Repayment Agreement between the Company and Traffix

Exhibit J - Amended and Restated Repayment Agreement between the Company and Max Trans Logistics of Chattanooga, LLC

Exhibit K - Repayment Agreement between Total Quality Logistics, LLC and URSA Major Corporation

Exhibit L - Amended and Restated Repayment Agreement between the Company and Translogistics, Inc.

Exhibit M - First Amendment to Loan and Security Agreement with respect to all indebtedness pursuant to that certain Clean Energy Loan and Security Agreement

Exhibit N - Sixth Bridge Loan Extension Agreement

Exhibit O - Waiver of Anti-Dilution and Pre-Emptive Rights

Exhibit P - Form of Registration Rights Agreement

Exhibit Q - Form of Equityholder (Ex-Buyer) Post-Closing Warrants

Exhibit R - Form of Cuzick Exchange Agreement

Exhibit S - Form of Lampsa Exchange Agreement

Exhibit T - Form of Peck Exchange Agreement

Exhibit U - Form of Meghji Exchange Agreement

Exhibit V - Form of Mendola Exchange Agreement

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SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated September 8, 2022, by and among (i) ANTARA CAPITAL MASTER FUND LP, a Cayman Islands exempted limited partnership (“Buyer”), (ii) EVO TRANSPORTATION & ENERGY SERVICES, INC., a Delaware corporation (the “Company”) and (iii) EVO HOLDING COMPANY, LLC, a Delaware limited liability company (“Subsidiary HoldCo”).

WHEREAS, the board of directors of the Company (including any committees thereof, the “Board”), upon a recommendation of a special committee of the Board comprised entirely of Board members that are independent of the Buyer, has authorized a recapitalization of the Company whereby:

(i) subject to the terms and conditions of this Agreement, Buyer will purchase from the Company, for the Aggregate Purchase Price, (a) 22,353,696 warrants in the form attached hereto as Exhibit A entitling Buyer to purchase from the Company 22,353,696 duly authorized, validly issued, fully paid and nonassessable shares of Common Stock of the Company (the “Antara Purchased Warrant Shares”) to be available for delivery immediately following the Closing Date, at a purchase price per share of $0.0001, subject to the terms and conditions of the form of Antara Purchased Warrant attached hereto as Exhibit A (the “Antara Purchased Warrants”), and (b) 319,213,143 warrants in the form attached hereto as Exhibit B entitling Buyer to purchase from the Company 319,213,143 duly authorized, validly issued, fully paid and nonassessable shares of Common Stock of the Company (the “Antara Purchased Warrant Deferred Shares”) at a purchase price per share of $0.0001, subject to the terms and conditions of the form of Antara Purchased Deferred Warrant attached hereto as Exhibit B (the “Antara Purchased Deferred Warrants”);

(ii) subject to the terms and conditions of the Amended and Restated Limited Liability Company Operating Agreement of Subsidiary HoldCo in the form attached hereto as Exhibit C, Buyer will purchase from Subsidiary HoldCo, for the Subsidiary HoldCo Convertible Preferred Purchase Price, one Convertible Preferred Interest that will be convertible upon certain specified triggering events into validly issued membership interests of Subsidiary HoldCo representing not less than 99% of Subsidiary HoldCo’s voting and economic membership interests, and which can be redeemed for nominal consideration upon certain specified events;

(iii) subject to modification with the express written consent of Buyer, Danny R. Cuzick, John Lampsa and Ursula Lampsa, Billy R. Peck Jr., Mohsin Y. Meghji and Robert Mendola (collectively, the “Exchanging Creditors” and each an “Exchanging Creditor”), in their capacity as Exchanging Creditors, will exchange their existing debt (principal and accrued and unpaid interest) for: (a) unsecured promissory notes in the form attached hereto as Exhibit D issued to each Exchanging Creditor in a principal amount equal to 20% of the outstanding principal amount (plus accrued and unpaid interest, unless otherwise specified) of debt being exchanged by each Exchanging Creditor (the “Takeback Notes”), as specified in Schedule I, (b) the number of warrants specified in Schedule I in the form attached hereto as Exhibit E entitling each Exchanging Creditor to purchase from the Company the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock of the Company specified in Schedule I at a purchase price per share of $0.0001 (such shares collectively representing 47,549,780) duly authorized, validly issued, fully paid and nonassessable shares of Common Stock of the Company (the “Exchanging Creditor Purchased Deferred Warrant Shares”), subject to the terms and conditions of the form of Exchanging Creditor Purchased Deferred Warrant attached hereto as Exhibit E (the “Exchanging Creditor Purchased Deferred Warrants”), and (c) the number of warrants specified in Schedule I, in the form attached hereto as Exhibit F, entitling the Exchanging Creditors to purchase from the Company the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock of the Company specified in Schedule I (the “Exchanging Creditor Post-Closing Warrant Shares”), with the Exchanging Creditor Purchased Deferred Warrant Shares collectively representing 5% of the Company’s post-Recapitalization Common Stock on a fully diluted basis (without giving effect to the Management Incentive Plan or securities convertible into Common Stock at an exercise price above $0.01 per share), at a purchase price per share of $0.53 (the “Exchanging Creditor Post-Closing Warrants”);

(iv) certain holders of the Company’s Common Stock (other than the Buyer), Series A Redeemable Convertible Preferred stock, $0.0001 par value per share (the “Series A Convertible Preferred”) and Series B Redeemable Convertible Preferred stock, $0.0001 par value per share (the “Series B Convertible Preferred”) specified in Schedule II (the “Pre-Recapitalization (Ex-Buyer) Equityholders”) will be issued the number of warrants specified in Schedule II, in the form attached hereto as Exhibit Q, entitling the Pre-Recapitalization (Ex-Buyer) Equityholders to purchase from the Company the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock of the Company (the “Equityholder (Ex-Buyer) Post-Closing Warrant Shares”) specified in Schedule II, with the Equityholder (Ex-Buyer) Post-Closing Warrant Shares collectively representing 5% of the Company’s post-Recapitalization Common Stock on a fully diluted basis (without giving effect to the Management Incentive Plan or securities convertible into Common Stock at an exercise price above $0.01 per share), at a purchase price per share of $0.63 (the “Equityholder (Ex-Buyer) Post-Closing Warrants”);

(v) approximately 8% of the Company’s Common Stock on a pro-forma basis after giving effect to the Recapitalization will be granted to members of management, critical stakeholders or reserved for future issuance;

(vi) in consideration for the issuance of his Equityholder (Ex-Buyer) Post-Closing Warrants and certain other consideration, Danny R. Cuzick (the sole holder of the Series A Convertible Preferred) will agree to tender his Series A Convertible Preferred for retirement and cancellation by the Company pursuant to the Notice of Conversion of Series A Preferred Stock in the form attached hereto as Exhibit G;

(vii) in consideration for the issuance of their Equityholder (Ex-Buyer) Post-Closing Warrants and certain other consideration, Danny R. Cuzick and R. Scott Wheeler (the respective holders of 97.56% and 2.44% of the Series B Convertible Preferred) will agree to tender their Series B Convertible Preferred for retirement and cancellation by the Company pursuant to the Notice of Conversion of Series B Preferred Stock in the form attached hereto as Exhibit H;

(viii) certain vendors will have agreed to an extended payment schedule for past due amounts pursuant to the vendor settlement agreements attached hereto as Exhibits I, J, K, L and M; and

(ix) Borrower, Company and certain other parties to that certain Senior Secured Loan and Executive Loan Agreement dated as of March 11, 2022, as amended by the Loan Extension Agreement dated May 31, 2022; the Second Loan Extension Agreement dated June 30, 2022; the Third Loan Extension Agreement dated July 8, 2022; the Fourth Bridge Loan Extension Agreement dated July 15, 2022; and the Fifth Bridge Loan Extension Agreement dated August 12, 2022 (as so amended) (the “Bridge Loan Agreement”), will execute the Sixth Bridge Loan Extension Agreement in the form attached hereto as Exhibit N to (a) extend the “Maturity Date” (as defined in the Bridge Loan Agreement) from September 15, 2022 to December 29, 2023, (b) extend the “Executive Loan Maturity Date” (as defined in the Bridge Loan Agreement) from September 22, 2022 to January 25, 2024 and (c) capitalize any accrued and unpaid interest on the “Loan” and the “Executive Loans” (each as defined in the Bridge Loan Agreement) and amend their terms such that interest is payable on an “in-kind” basis prior to maturity;

(the foregoing collectively, the “Recapitalization”);

WHEREAS, as part of the Recapitalization, the Company’s securityholders have authorized the issuance of an additional 500,000,000 shares (from 100,000,000 to 600,000,000) of Common Stock, $0.0001 par value per share, of the Company;

WHEREAS, as part of the Recapitalization, the Company will, as promptly as possible, but in any event no later than September 14, 2022, file a preliminary information statement (such preliminary information statement and any revised or definitive information statement, the “Information Statement”) with the Commission in accordance with Regulation 14C promulgated under the Exchange Act and the Board will cause to be adopted the Amendment on the 21st calendar day after the Information Statement in definitive form is mailed to the holders of the Company’s voting securities entitled to receive the same;

WHEREAS, the Company desires to sell to Buyer, and Buyer desires to purchase from the Company, the Antara Purchased Warrants and Antara Purchased Deferred Warrants on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Subsidiary HoldCo desires to sell to Buyer, and Buyer desires to purchase from Subsidiary Holdco, the Convertible Preferred Interest on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Board, upon a recommendation of a special committee of the Board comprised entirely of Board members that are independent of the Buyer, has determined that this Agreement, the Transactions and the Recapitalization are advisable and fair to, and in the best interests of, the Company and Subsidiary HoldCo.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETIVE MATTERS

Section 1.01 Definitions. Certain terms used in this Agreement have the meanings given to them in this Agreement or in Annex A to this Agreement.

Section 1.02 Interpretation.

(a) Except as otherwise expressly provided in this Agreement: (i) the words “hereof,” “herein,” “hereto,” “hereunder” and “hereinafter” and words of similar import refer to this Agreement as a whole and not to any particular provision hereof; (ii) all references to any Article, Section, subsection, clause, Schedule, Annex or Exhibit are to the corresponding Article, Section, subsection or clause of, or Schedule, Annex or Exhibit to, this Agreement; (iii) the meaning assigned to each term defined in this Agreement shall be equally applicable to both the singular and the plural forms of such term and vice versa; (iv) words denoting any gender shall include all genders; (v) the term “dollars” and character “$” shall mean United States dollars; (vi) the term “including” shall mean “including, without limitation,” and the words “include” and “includes” shall have corresponding meanings; (vii) except as the context otherwise provides, the words “either,” “or,” “neither,” “nor” and “any” are not exclusive; (viii) references to “days” shall refer to calendar days unless Business Days are specified; and (ix) references to any party to this Agreement or any Contract shall include such party’s successors and permitted assigns.

(b) The Annexes, Exhibits and Schedules are incorporated in, and are an integral part of, this Agreement. Any matter set forth in any section of any Schedule (or section thereof) shall be deemed to be referred to and incorporated in any section of this Agreement to which the information set forth in such Schedule expressly relates, and also in all other sections of the Schedules and this Agreement to which such matter’s application or relevance is reasonably apparent on the face of such disclosure regardless of whether such section or subsection is qualified by reference to the Schedules. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined in such Annex, Exhibit or Schedule shall be defined as set forth in this Agreement.

(c) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties. No presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d) Any Contract, instrument, statute, rule or regulation defined or referred to in this Agreement means such Contract, instrument, statute, rule or regulation, in each case as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or Consent and (in the case of statutes, rules or regulations) by succession or comparable successor statutes, rules or regulations. Any Contract or instrument defined or referred to in this Agreement shall include all exhibits, schedules and other documents or Contracts attached thereto. Any statute defined or referred to in this Agreement shall include all rules and regulations promulgated thereunder.

(e) Neither the specification of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material. No party shall use the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in any Schedule is or is not required to be disclosed, is or is not material or could have a Material Adverse Effect. Neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of such specific item in any Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business. No party shall use the setting forth or the inclusion of any specific item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in any Schedule is or is not in the Ordinary Course of Business. Matters included in the Schedules are not necessarily limited to matters required by this Agreement to be included in the Schedules. Such matters may be set forth for informational purposes and do not necessarily include other matters of a similar nature. The information set forth in this Agreement and the Schedules is disclosed solely for the purposes of this Agreement. No information set forth in this Agreement or the Schedules shall be deemed to be an admission by any party to this Agreement to any third party of any matter whatsoever, including any violation of any Law or breach of any Contract. Nothing in the Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any covenant.

(f) The provision of the Table of Contents, the division of this Agreement into Articles, Sections, subsections, clauses, Schedules, Annexes and other subdivisions and the insertion of headings are for convenience of reading only and shall not affect or be utilized in construing or interpreting this Agreement

(g) Any action required to be taken “within” a specified time period following the occurrence of an event shall be required to be taken by no later than 5:00 p.m. Pacific time on the last day of such time period, which shall be calculated starting with the day immediately following the date of the event. If any period referenced in this Agreement expires on a day that is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day that is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, (i) at the Closing and upon delivery by Buyer of the Aggregate

Purchase Price in accordance with Section 2.03(a), Buyer will purchase from the Company, and the Company will issue, sell, transfer and deliver to Buyer, all of the Antara Purchased Warrants and Antara Purchased Deferred Warrants, free and clear of all Liens, other than Liens (x) created or imposed by Buyer or (y) under applicable securities Laws and (ii) at the Closing and upon delivery by Buyer of the Subsidiary HoldCo Convertible Preferred Purchase Price in accordance with Section 2.03(a), Buyer will purchase from the Subsidiary HoldCo, and the Subsidiary HoldCo will issue, sell, transfer and deliver to Buyer, the Convertible Preferred Interest, free and clear of all Liens, other than Liens (x) created or imposed by Buyer or (y) under applicable securities Laws.

Section 2.02 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile substantially simultaneously with the execution of this Agreement and the delivery by each party of such party’s closing deliveries and payment set forth in Section 2.03 (such date, the “Closing Date”).

Section 2.03 Payment of Aggregate Purchase Price; Closing Deliverables. At the Closing:

(a) Buyer will pay (or cause to be paid) to the Company, the Aggregate Purchase Price and the Subsidiary HoldCo Convertible Preferred Purchase Price;

(b) Buyer will deliver to the Company:

(i) a counterpart of the Registration Rights Agreement, duly executed by Buyer; and

(ii) a counterpart of each of the other Transaction Documents to which it is a party, duly executed by Buyer.

(c) the Company and Subsidiary Holdco will deliver to Buyer:

(i) a fully and duly executed Exchange Agreement, dated on or prior to the Closing Date, in the form attached hereto as Exhibit R with respect to (A) all indebtedness pursuant to that certain Promissory Note, dated as of January 30, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Cuzick Secured Promissory Note”), between Environmental Alternative Fuels, LLC, the Company and Danny R. Cuzick and (B) all indebtedness pursuant to that certain Promissory Note, dated as of February 1, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Cuzick Unsecured Promissory Note”), between MINN Shares Inc. (now known as EVO Transportation & Energy Services, Inc.) and Danny R. Cuzick;

(ii) a fully and duly executed Exchange Agreement, dated on or prior to the Closing Date, in the form attached hereto as Exhibit S with respect to all indebtedness pursuant to that certain Promissory Note, dated as of February 1, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Lampsa Promissory Note”), among EVO Equipment Leasing, LLC, John Lampsa and Ursula Lampsa;

(iii) a fully and duly executed Exchange Agreement, dated on or prior to the Closing Date, in the form attached hereto as Exhibit T with respect to all indebtedness pursuant to that certain Promissory Note, dated as of June 1, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Peck Promissory Note”), between the Company and Billy (Trey) Peck Jr.;

(iv) a fully and duly executed Exchange Agreement, dated on or prior to the Closing Date, in the form attached hereto as Exhibit U with respect to all indebtedness pursuant to that certain Secured Convertible Promissory Note dated as of August 8, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Meghji Promissory Note”), between the Company and Mohsin Y. Meghji;

(v) a fully and duly executed Exchange Agreement, dated on or prior to the Closing Date, in the form attached hereto as Exhibit V with respect to all indebtedness pursuant to that certain Secured Convertible Promissory Note dated as of August 21, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Mendola Promissory Note”), between the Company and Robert Mendola;

(vi) a fully and duly executed First Amendment to Loan and Security Agreement, dated on or prior to the Closing Date, in the form attached hereto as Exhibit M with respect to all indebtedness pursuant to that certain Clean Energy Loan and Security Agreement, dated as of August 31, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Clean Energy Fuel Advance Agreement”), Clean Energy and Thunder Ridge Transport, Inc.;

(vii) a fully and duly executed Waiver of Anti-Dilution and Pre-Emptive Rights, in the form attached hereto as Exhibit O, dated on or prior to the Closing Date, between the Company and Buyer;

(viii) a fully and duly executed Waiver of Anti-Dilution and Pre-Emptive Rights, in the form attached hereto as Exhibit O, dated on or prior to the Closing Date, between the Company and CEOF Holdings LP;

(ix) a fully and duly executed Waiver of Anti-Dilution and Pre-Emptive Rights, in the form attached hereto as Exhibit O, dated on or prior to the Closing Date, between the Company and Hudson Park Capital II LP;

(x) a fully and duly executed Waiver of Anti-Dilution and Pre-Emptive Rights, in the form attached hereto as Exhibit O, dated on or prior to the Closing Date, between the Company and Danny R. Cuzick;

(xi) a fully and duly executed Waiver of Anti-Dilution and Pre-Emptive Rights, in the form attached hereto as Exhibit O, dated on or prior to the Closing Date, between the Company and Damon Cuzick;

(xii) a fully and duly executed Waiver of Anti-Dilution and Pre-Emptive Rights, in the form attached hereto as Exhibit O, dated on or prior to the Closing Date, between the Company and Bridgewest Growth Fund LLC (Billy (Trey) Peck, Jr. as managing member);

(xiii) a fully and duly executed Waiver of Anti-Dilution and Pre-Emptive Rights, in the form attached hereto as Exhibit O, dated on or prior to the Closing Date, between the Company and Batuta Capital Advisors LLC (Alexander Zyngier as managing member);

(xiv) a fully and duly executed Waiver of Anti-Dilution and Pre-Emptive Rights, in the form attached hereto as Exhibit O, dated on or prior to the Closing Date, between the Company and R. Scott Wheeler;

(xv) a fully and duly executed Repayment Agreement, dated on or prior to the Closing Date, between the Company and Traffix, attached hereto as Exhibit I;

(xvi) a fully and duly executed Amended and Restated Repayment Agreement, dated on or prior to the Closing Date, between the Company and Max Trans Logistics of Chattanooga, LLC, attached hereto as Exhibit J;

(xvii) a fully and duly executed Repayment Agreement, dated on or prior to the Closing Date, between Total Quality Logistics, LLC and URSA Major Corporation, attached hereto as Exhibit K;

(xviii) a fully and duly executed Amended and Restated Repayment Agreement, dated on or prior to the Closing Date, between the Company and Translogistics, Inc., attached hereto as Exhibit L;

(xix) a fully and duly executed Notice of Conversion of Series A Preferred Stock from Danny R. Cuzick in the form attached hereto as Exhibit G;

(xx) a fully and duly executed Notice of Conversion of Series B Preferred Stock from Danny R. Cuzick in the form attached hereto as in the form attached hereto as Exhibit H;

(xxi) a fully and duly executed Notice of Conversion of Series B Preferred Stock from R. Scott Wheeler in the form attached hereto as in the form attached hereto as Exhibit H;

(xxii) a fully and duly executed Amended and Restated Limited Liability Company Operating Agreement of Subsidiary HoldCo in the form attached hereto as Exhibit C;

(xxiii) a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Company, certifying: (A) all of the Governance Documents of the Company, (B) the resolutions duly adopted by the board of directors of the Company approving the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby, (C) the requisite consent of each class of stockholders required to duly approve the Amendment, and (D) that such Governance Documents and such resolutions are in full force and effect;

(xxiv) a counterpart to the Registration Rights Agreement, in the form attached hereto as Exhibit P, duly executed by the Company;

(xxv) the Amended and Restated Limited Liability Company Operating Agreement of Subsidiary HoldCo, dated on or prior to the Closing Date, in the form attached hereto as Exhibit C;

(xxvi) a counterpart of each of the other Transaction Documents to which it is a party, duly executed by the Company; and

(xxvii) such other documents as the Buyer may reasonably request.

(d) Unless otherwise designated by the payee thereof, all payments to be made pursuant to this Section 2.03 shall be made (i) by wire transfer of immediately available funds and (ii) to the applicable bank account or accounts designated by the Company at least three (3) Business Days prior to the Closing Date.

Section 2.04 Use of Proceeds. The Company shall use the Aggregate Purchase Price and the Subsidiary HoldCo Convertible Preferred Purchase Price, (i) as specified in Disclosure Schedule 2.04 and (ii) to pay the fees and expenses incurred by the Company and Buyer in connection with the transactions contemplated by the Transaction Documents. Any remaining proceeds shall be used for general corporate purposes, which may include the repayment of debt.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in the Schedules delivered by the Company to Buyer (the “Disclosure Schedules”), the Company (and with respect to Section 3.03 only, Subsidiary HoldCo) represents and warrants to Buyer, as of the Closing Date, as follows:

Section 3.01 Organization; Capacity.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is currently being conducted. The Company is duly licensed or qualified and in good standing (with respect to jurisdictions that recognize the concept of good standing) to do business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership, lease or operation of its properties or assets makes such license or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not result in a material Liability to the Company and its Subsidiaries, taken as a whole.

(b) Each Subsidiary of the Company: (i) is duly organized and validly existing and, with respect to Subsidiary HoldCo and each of its direct Subsidiaries, in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization; (ii) has all requisite corporate, partnership, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its properties and assets and to conduct its business as it is currently being conducted; and (ii) is duly licensed or qualified and in good standing (with respect to jurisdictions that recognize the concept of good standing) to do business as a foreign corporation, partnership, limited liability company or other legal entity, as applicable, in each jurisdiction in which the nature of its business or the ownership, lease or operation of its properties or assets makes such license or qualification necessary, except, in each case, where the failure to be so licensed, qualified or in good standing would not result in a material Liability to the Company and its Subsidiaries, taken as a whole.

(c) The Company has provided or otherwise made available to Buyer copies of the Governance Documents of the Company as in effect on the Closing Date.

Section 3.02 Authorization; Binding Effect (Company). The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and perform its obligations hereunder and thereunder (including to issue, sell and deliver the Antara Purchased Warrants, Antara Purchased Warrant Shares, Antara Purchased Deferred Warrants and Antara Purchased Warrant Deferred Shares in accordance herewith). The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party, the performance by the Company of its obligations under this Agreement and the other Transaction Documents to which it is a party and the consummation by the Company of the Transactions and the Recapitalization have been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement and the other Transaction Documents to which it is a party. Assuming due authorization, execution and delivery of this Agreement and the other Transaction Documents by the other parties to such agreements, this Agreement and the other Transaction Documents each constitutes, or when executed and delivered will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws and Principles of Equity.

Section 3.03 Authorization; Binding Effect (Subsidiary HoldCo). Subsidiary HoldCo has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and perform its obligations hereunder and thereunder (including to issue, sell and deliver the Convertible Preferred Interest in accordance herewith). The execution and delivery of this Agreement and the other Transaction Documents to which Subsidiary HoldCo is a party, the performance by Subsidiary HoldCo of its obligations under this Agreement and the other Transaction Documents to which it is a party and the consummation by Subsidiary HoldCo of the Transactions have been duly authorized by all necessary corporate action on the part of Subsidiary HoldCo. Subsidiary HoldCo has duly executed and delivered this Agreement and the other Transaction Documents to which it is a party. Assuming due authorization, execution and delivery of this Agreement and the other Transaction Documents by the other parties to such agreements, this Agreement and the other Transaction Documents each constitutes, or when executed and delivered will constitute, a valid and binding obligation of Subsidiary HoldCo, enforceable against Subsidiary HoldCo in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws and Principles of Equity.

Section 3.04 Capitalization; Subsidiaries; Valid Issuance and Securities Law Compliance with Respect to Offering of Antara Purchased Warrants and Antara Purchased Deferred Warrants.

(a) Disclosure Schedule 3.04 sets forth the authorized, and authorized and issued, Capital Stock of the Company on the Closing Date:

(i) prior to giving effect to the Recapitalization and the application of proceeds therefrom, on both (a) an undiluted and (b) an as-converted and fully diluted basis;

(ii) after giving pro forma effect to the Recapitalization and the application of proceeds therefrom (and assuming the exercise of the Antara Purchased Warrants immediately following the Closing Date) but without giving effect to the increase in authorized shares contemplated by the Amendment (i.e., without giving effect to the exercise of Antara Purchased Deferred Warrants, Exchanging Creditor Purchased Deferred Warrants and other Common Stock issuance obligations pending the increase in authorized shares), on both (a) an undiluted and (b) an as-converted and fully diluted basis; and

(iii) after giving pro forma effect to the Recapitalization, the application of proceeds therefrom and the increase in authorized shares contemplated by the Amendment (including the exercise of Antara Purchased Deferred Warrants, all Exchanging Creditor Purchased Deferred Warrants and any other Common Stock issuance obligations pending the increase in authorized shares), on both (a) an undiluted and (b) an as-converted and fully diluted basis.

(b) All of the issued and outstanding shares of Capital Stock: (A) have been duly authorized and validly issued; (B) are fully paid and non-assessable; (C) except with respect to preemptive rights described in Disclosure Schedule 3.04(b) which have been waived on or prior to the Closing Date, have not been issued in violation of, and is not subject to, any preemptive or subscription rights, rights of first refusal or offer, co-sale rights or other similar rights; and (D) have been issued in compliance with all applicable Laws. Each issued and outstanding Equity Security of each Subsidiary of the Company: (i) has been duly authorized and validly issued; (ii) is, to the extent applicable, fully paid and non- assessable; (iii) has not been issued in violation of, and is not subject to, any preemptive or subscription rights, rights of first refusal or offer, co-sale rights or other similar rights; and (iv) have been issued in compliance with all applicable Laws.

(c) The Company is, directly or indirectly, the record and beneficial owner of 100% of the Equity Securities of each of its Subsidiaries, in each case free and clear of any Liens, except for Permitted Liens.

(d) Except with respect to preemptive rights described in Disclosure Schedule 3.04(d) which have been waived on or prior to the Closing Date, and certain “piggyback” registration rights, there are no Contracts to which the Company is a party or by which the Company is bound: (i) relating to the sale, transfer, voting, registration, acquisition, distribution rights or disposition (contingent or otherwise) of any of the Equity Securities of the Company or any of the Company’s Subsidiaries, including outstanding options, warrants or rights (including conversion or preemptive rights, co-sale rights, rights of first refusal or offer, drag-along rights or similar rights) to purchase or acquire from the Company or any of its Subsidiaries any Equity Securities thereof; (ii) with any holder of Equity Securities of the Company or any of its Subsidiaries (including side letters, stockholders agreements or similar agreements); or (iii) relating to restrictions on the transfer of the Company’s or any of its Subsidiaries’ Equity Securities.

(e) After giving effect to the Transactions and the exercise of the Antara Purchase Warrants and Antara Purchased Deferred Warrants in accordance with their terms, the Antara Purchased Warrant Shares and Antara Purchased Warrant Deferred Shares will have been (i) duly authorized, validly issued, fully paid and non-assessable, (ii) issued in compliance with, and not subject to, any preemptive rights, rights of first refusal or offer, co-sale rights, drag-along rights or other similar rights, (iii) issued free and clear of all Liens, and (iv) issued in compliance with all applicable Laws, including all applicable federal and state securities Laws.

Section 3.05 Financial Statements; No Undisclosed Liabilities.

(a) [Intentionally omitted.]

(b) The Company has furnished Buyer with the Financial Statements. The Financial Statements (other than the Interim Financial Statements) have been prepared in accordance with GAAP, consistently applied throughout the period covered thereby, except as otherwise expressly described in the Financial Statements and, in the case of the Interim Financial Statements, subject to normal year-end adjustments (which are not expected to be material to the Company and its Subsidiaries, taken as a whole) and the absence of disclosures normally made in footnotes. The balance sheets in the Financial Statements (other than the Interim Financial Statements) fairly present, in all material respects, the financial position of the Company and the results of operations for the periods covered thereby, as of the dates thereof, and the related statements of income or operations, as applicable, member’s equity (to the extent included in the Financial Statements) and cash flows fairly present, in all material respects, the results of the income or operations, as applicable, member’s equity (to the extent included in the Financial Statements) and cash flows of the Company as of the dates and for the periods indicated, in each case, other than with respect to the Interim Financial Statements, in accordance with GAAP, consistently applied throughout the period covered thereby. Except as set forth in Disclosure Schedule 3.05(b), since the Interim Balance Sheet Date, the Company and each of its Subsidiaries has been operated and maintained in all material respects in the Ordinary Course of Business, and there has not been any Material Adverse Effect.

(c) The Company and its Subsidiaries do not have any Liabilities of a type required to be reflected or reserved for on a balance sheet or the notes thereto prepared in accordance with GAAP, except: (i) Liabilities reflected on the Financial Statements; (ii) Liabilities incurred in the Ordinary Course of Business since the date of the balance sheet included in the Interim Financial Statements; (iii) Liabilities that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; or (iv) Liabilities incurred in connection with the Transactions.

Section 3.06 Absence of Certain Changes. Since the Interim Balance Sheet Date, there has not occurred:

(a) Except as set forth on Disclosure Schedule 3.06(a), any material change or amendment to a Material Contract;

(b) any mortgage, pledge, transfer of a security interest in, or Lien, created by the Company or any of its Subsidiaries, with respect to any of their respective material properties or assets, except Liens for Taxes not yet due or payable and Liens that arise in the Ordinary Course of Business and do not materially impair the Company’s or any of its Subsidiaries’ ownership or use of such property or assets;

(c) any declaration, setting aside or payment or other distribution in respect of any of the Company’s Capital Stock, or any direct or indirect redemption, purchase or other acquisition of any of such Capital Stock by the Company; or

(d) any arrangement or commitment by the Company or any of its Subsidiaries to do any of the things described in this Section 3.06.

Section 3.07 Governmental Authorization; Noncontravention; Third Party Consents.

(a) The Company’s execution, delivery and performance of this Agreement and the other Transaction Documents do not, and the consummation of the Transactions by the Company will not, require the Company or any of its Subsidiaries to obtain any Consent from any Governmental Authority, except for: (i) compliance with the Securities Act, the Exchange Act and any state securities or “blue sky” laws, which have previously been obtained or made and are in full force and effect, or which will be obtained or made, and will be effective within the time periods required by such Laws; (ii) filing with and acceptance by the Secretary of State of the State of Delaware; (iii) Consents that may be required solely by reason of Buyer’s (x) performance of this Agreement or (y) consummation of the Transactions (which Consents shall be solely Buyer’s responsibility); and (iv) those Consents, the failure of which to be obtained or made would not reasonably be expected to have a material effect on the Company and its Subsidiaries, taken as a whole.

(b) The Company’s execution, delivery and performance of this Agreement and the other Transaction Documents do not, and the Company’s consummation of the Transactions will not (i) conflict with or violate (x) the Governance Documents of the Company (after giving effect to the Transactions), or (y) the Governance Documents of any Subsidiary of the Company, (ii) assuming compliance with the matters referred to in Section 3.06(a), conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries, or result in a breach or default under any Order or any Governmental Authority, in each case applicable to the Company or any of its Subsidiaries or their respective assets, properties or businesses, and (iii) result in the imposition or creation of any Lien on any asset or properties owned or leased by the Company or any of its Subsidiaries (other than Permitted Liens), except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults or Liens that would not reasonably be expected to have a material effect on the Company and its Subsidiaries, taken as a whole.

(c) Except as set forth on Disclosure Schedule 3.07(c), the Company’s execution, delivery and performance of this Agreement and the other Transaction Documents does not, and the Company’s consummation of the Transactions will not, result in any breach of, or constitute a breach or default (or an event that with or without notice, the lapse of time or both would reasonably be expected to become a breach or default) under, or require (with or without notice or lapse of time or both) any Consent under, or give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration under, any Material

Contract or material note, bond, mortgage, indenture, lease, franchise, Permit or other similar authorization or joint venture, limited liability or partnership agreement or other material instrument binding upon the Company or any of its Subsidiaries or their respective assets, properties or businesses, except for such breaches, defaults, conflicts, violations or rights that would not reasonably be expected to have a material effect on the Company or its Subsidiaries, taken as a whole.

(d) Governmental Regulation. Neither the Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Company nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 3.08 Litigation. Except as set forth on Disclosure Schedule 3.08, there are no (a) Litigations pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective properties, assets or rights, (b) Orders or financial judgments, writs, injunctions or decrees of any Governmental Authorities to which the Company or any of the Company’s Subsidiaries, or any of their respective properties, assets or rights are bound, or (c) inquiry or investigation by any Governmental Authority pending or, to the knowledge of the Company, threatened, against the Company or any of the Company’s Subsidiaries, or any of their respective properties, assets or rights, in each case, that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole or would reasonably be expected to prevent or materially delay or impair the consummation of the Transactions.

Section 3.09 Compliance with Laws. The operations of the Company and its Subsidiaries, are not being, and have not been, conducted in violation of any Law or Order applicable to the Company or its Subsidiaries, except for violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. As of the Closing Date, the Company and the Company’s Subsidiaries have not received any written, or to the Company’s knowledge, oral notice from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Law or Order by the Company or any of the Company’s Subsidiaries, except for notices with respect to matters that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.10 Employee Benefit Plans; ERISA.

(a) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no Plan is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA. No Plan is a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) or “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(b) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) each Plan is in compliance in all material respects with applicable Law and has been administered and operated in all material respects in accordance with its terms; (ii) each Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received, or has timely requested, a favorable determination letter from the Internal Revenue Service and no event has occurred and no condition exists that would reasonably be expected to result in the revocation of any such determination; (iii) no Litigation is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than routine claims for benefits payable in the ordinary course and appeals of such denied claims); and (iv) the Company and its Subsidiaries have not engaged in a non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, with respect to any Plan.

(c) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the execution nor delivery of this Agreement nor the consummation of the Transactions will, either alone or in conjunction with any other event: (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor who is a natural person of the Company or any of its Subsidiaries under any Plan; (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor who is a natural person under any Plan; or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

(d) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to retirees of the Company or its Subsidiaries, other than pursuant to Section 4980B of the Code or any similar state Law.

(e) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company does not have any obligation to “gross-up” or otherwise indemnify any individual for the imposition of the excise tax under Section 4999 of the Code or under Section 409A of the Code.

Section 3.11 Labor Matters.

(a) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no employee of the Company or any of its Subsidiaries is represented by any union with respect to their employment by the Company or any of its Subsidiaries or providing services to the Company or any of its Subsidiaries pursuant to any collective bargaining agreement. There are no pending or, to the knowledge of the Company, threatened strikes, work stoppages, walkouts, lockouts, picketing, slowdowns or other material labor disputes involving the Company or any of its Subsidiaries, and no such disputes have occurred. No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification.

(b) The Company and its Subsidiaries are in compliance with all applicable Laws relating to employment and employment practices, terms and conditions of employment, wages, hours of work, worker classification and occupational safety and health, except for any such non-compliance that would not reasonably be expected to have a Material Adverse Effect. There are no charges, complaints, grievances, representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened, before or with the National Labor Relations Board, the Equal Employment Opportunity Commission or any other applicable Governmental Authority, in each case, that would reasonably be expected to have a Material Adverse Effect.

Section 3.12 Material Contracts.

(a) “Material Contracts” means all of the following types of Contracts (without duplication) to which the Company or any of its Subsidiaries is bound (other than any Plan):

(i) any Contract that restrains, prohibits or limits the Company’s or its Subsidiaries’ (or that, following the Closing, would reasonably be expected to restrain, prohibit, limit or impede Buyer’s) ability to compete with any Person, conduct any business or line of business or provide services or products to any Person, in any geographic area, in each case that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(ii) any indenture, loan or credit agreement or other Contract relating to Indebtedness of the Company or any of its Subsidiaries (other than any such Contract among or between the Company and one or more of its Subsidiaries or among and between Subsidiaries of the Company) having an outstanding principal amount in excess of $500,000;

(iii) other than any employment-related or manager agreement entered into in the Ordinary Course of Business, any Contract between the Company or any of its Subsidiaries, on the one hand, and an Affiliate of the Company or any of its Subsidiaries (other than the Company and one or more of its Subsidiaries), on the other hand;

(iv) any Contract that provides for the settlement of any material Litigation that contains any material ongoing payment or conduct obligations;

(v) any partnership agreement, joint venture agreement or other agreement that involves sharing of revenues, profits, losses, costs, damages or liabilities by the Company or any of its Subsidiaries with any other Person;

(vi) any acquisition, merger or similar agreement providing for consideration in excess of $1,000,000, for which the Company or any of its Subsidiaries have material ongoing obligations; or

(vii) any Contract (or group of related Contracts) not described in clauses (i) through (vi), the performance of which is reasonably expected to involve annual consideration in excess of $1,000,000.

(b) Except as set forth on Disclosure Schedule 3.12(b) or except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) none of the Company or any of its Subsidiaries, nor to the knowledge of the Company, any other party to any Material Contract, is in default under or breach of any Material Contract, and no event has occurred that with notice or lapse of time, or both, would reasonably be expected to constitute a breach or default, or permit termination, modification or acceleration, under such Material Contract; and (ii) none of the Company or any of its Subsidiaries has given to, or received from, any other Person, any written notice regarding any actual, alleged, possible or potential (x) violation or breach of any Material Contract, or (y) intention to terminate, cancel or otherwise materially and adversely alter its business relationship with the Company or any of its Subsidiaries.

(c) Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company or one of its Subsidiaries, as the case may be, and, to the knowledge of the Company, each other party to such Material Contract and, to the knowledge of the Company, no party to any Material Contract has cancelled or otherwise terminated any such Contract or provided written notice to the Company or any of its Subsidiaries of its intent do so.

Section 3.13 Environmental Matters. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (a) the Company and its Subsidiaries are, and in the last three years have been, in compliance with all applicable Environmental Laws and have obtained, and are in compliance with, all Permits required under applicable Environmental Laws in connection with the current operation of their properties, assets and businesses; (b) there is no Litigation by any Governmental Authority or other Person pending or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries under any applicable Environmental Law; (c) in the last three years, neither the Company nor its Subsidiaries have received any written notice regarding any violation by the Company or its Subsidiaries of any applicable Environmental Law, the subject of which is unresolved; (d) neither the Company nor any of its Subsidiaries has released any Hazardous Materials at any of its current properties in violation of, and so as to give rise to liability under, Environmental Laws; (e) in the last three years, no event or condition has occurred or is occurring with respect to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which could reasonably be expected to form the basis of a material Environmental Claim against the Company and its Subsidiaries; (f) the Company and its Subsidiaries have not received any notification pursuant to any Environmental Laws that (i) any material work, repairs, construction or capital expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (ii) any material license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated; and (g) the Company and its Subsidiaries have made available to the Buyer true and complete copies of all environmental reports, audits and investigations related to the Real Property or the operations of the Company and its Subsidiaries..

Section 3.14 Ownership of Property; Liens; Real Property.

(a) Except as set forth on Disclosure Schedule 3.14(a) or except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries (1) has good and valid title to, or a valid leasehold interest in, or a valid right to use, all personal property and other assets (i) reflected in the Financial Statements or acquired after the Interim Balance Sheet Date or (ii) reasonably necessary for, or used by the Company or any of its Subsidiaries in, the conduct of their respective businesses as presently conducted, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business and (2) such properties and assets are free and clear of Liens, except for

Permitted Liens. The assets and properties of the Company and its Subsidiaries (x) have been maintained in all material respects in accordance with the Ordinary Course of Business and (y) are in operating condition and repair, ordinary war and tear excepted, suitable in all material respects for immediate use in the Ordinary Course of Business.

(b) Disclosure Section 3.14 sets forth a list of all real property (x) owned by the Company or its Subsidiaries or (y) leased by the Company or any of its Subsidiaries. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) none of the Company or any of its Subsidiaries is in default under any Lease, nor does any fact or circumstance exist that with the giving of notice, with lapse of time or otherwise, would constitute such a default; (ii) to the knowledge of the Company, no other party to any Lease is in default under any such Lease; and (iii) no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after giving of notice, with lapse of time or otherwise, would constitute a default under any Lease.

Section 3.15 Compliance with Statutes, etc. Each of Company and its Subsidiaries is in compliance with (i) its Governance Documents and (ii) all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Property or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Property or the operations of Company or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.16 Intellectual Property; Except as set forth on Disclosure Schedule 3.16, (i) the Company or one or more of its Subsidiaries owns, licenses or has the right to use all Intellectual Property necessary to conduct the businesses of the Company and its Subsidiaries substantially as presently conducted, except where the failure to so own, license or have such right would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (ii) the Company has not received written notice of any claim challenging the use or ownership by the Company or its Subsidiaries of any Intellectual Property, except for claims that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (iii) the conduct of the Company’s or its Subsidiaries’ businesses has not materially infringed, misappropriated or otherwise violated, and does not infringe, misappropriate, or otherwise violate any material Intellectual Property of any third party; (iv) to the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any material Intellectual Property owned by the Company or any of its Subsidiaries; and (v) neither the Company nor any of its Subsidiaries has received any written notice alleging the infringement or misappropriation by the Company or its Subsidiaries of any material third party Intellectual Property.

Section 3.17 Taxes.

(a) The Company and its Subsidiaries have timely filed or caused to be timely filed all income and other material Tax Returns that are required to be filed by the Company and its Subsidiaries (taking into account any applicable extension of time within which to file), and all such Tax Returns are true, correct and complete in all material respects.

(b) All income and other material Taxes of the Company and its Subsidiaries that are due and payable (whether or not shown as due on any Tax Return) have been timely paid, other than Taxes that are being contested in good faith by appropriate proceedings.

(c)

(i) Neither the Company nor any of its Subsidiaries: (A) is currently the subject of an audit or other examination relating to the payment of material Taxes of the Company or any of its Subsidiaries by the taxing authorities of any nation, state or locality; or (B) has received any written notices from any such taxing authority that such an audit or other examination is contemplated or pending.

(ii) All material Taxes that the Company or any of its Subsidiaries are (or were) required by Law to withhold or collect, including in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party, have been duly withheld or collected, and have been timely paid over to the proper taxing authorities to the extent due and payable.

(d) Except, in each case, as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(e) As of December 31, 2021, the Company had federal and state net operating losses of approximately $44.7 million and $26.8 million, respectively. The Schedule of Net Operating Losses attached hereto as Disclosure Schedule 3.17(e) is true and complete.

(f) Other than as specified in Disclosure Schedule 3.17(f), there is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

Section 3.18 Insurance. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each insurance policy maintained by the Company or its Subsidiaries is in full force and effect, all premiums due and payable thereon have been paid in full. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, none of the Company or any of its Subsidiaries has: (a) received a written notice of cancellation or non-renewal with respect to such insurance policy; or (b) taken any action or failed to take any action which would (i) constitute a breach or default of such insurance policy or (ii) permit the termination or modification of any such insurance policy. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there is no Litigation pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.

Section 3.19 Permits, Etc. The Company and each of its Subsidiaries has, and is in compliance with, all Permits, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, which, if not obtained, could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such Permit, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except, to the extent any such condition, event or claim could not be reasonably be expected to have a Material Adverse Effect.

Section 3.20 Anti-Money Laundering, Anti-Corruption, Anti-Bribery Laws and OFAC.

(a) None of the Company or any of its Subsidiaries, nor any of their respective directors, officers, employees, controlled Affiliate or, to the knowledge of the Company, any agent acting for or on behalf of the Company or any of its Subsidiaries, has, directly or to the knowledge of the Company, indirectly, (i) made, offered or promised to make or offer any unlawful payment, loan or transfer of anything of value, including any unlawful reward, advantage or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party or political campaign, for the purpose of (A) influencing any act or decision of such Government Official, candidate, party or campaign, (B) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any Person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage; (ii) paid, offered or promised to pay or offer any unlawful bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (iii) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (iv) established or maintained any unlawful fund of corporate monies or other properties; (v) created or caused the creation of any false or inaccurate books and records related to any of the foregoing; (vi) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, the Money Laundering Control Act, or any other applicable anti-money laundering, anti-corruption or anti-bribery Laws or regulations or (vii) is or has been (A) a Sanctioned Person; (B) organized, resident, or located in a Sanctioned Country; (C) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country; or (D) otherwise in violation of applicable Trade Control Laws, except, in each case of clauses (i) through (vii), as would not reasonably be expected to have a material and adverse effect on the business, results or operations, assets or financial condition of (x) the Company and its Subsidiaries, taken as a whole, or (y) Buyer, any Antara Affiliated Investment Manager or any Antara Affiliated Funds.

Section 3.21 Disclosure. No representation or warranty of Company or any of its Subsidiaries contained in this Agreement or in any other documents, certificates or written statements furnished to the Buyer by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to the Company or any of its Subsidiaries, in the case of any document not furnished by any of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Company or any of its Subsidiaries to be reasonable at the time made, it being recognized by the Buyer that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Company or any of its Subsidiaries (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Buyer for use in connection with the transactions contemplated hereby.

Section 3.22 Solvency. As of immediately following the Closing and (i) assuming the Company receives at least $4.5 million with respect to the DRO Claim, and (ii) after giving effect to the Transactions, the Company, on a consolidated basis with its subsidiaries, will be Solvent.

Section 3.23 Private Offering; No General Solicitation.

(a) Subject to compliance with the Buyer’s representations and warranties set forth in Article IV, it is not necessary in connection with the issuance, sale and delivery of the Antara Purchased Warrants, Antara Purchased Warrant Shares, Antara Purchased Deferred Warrants or Antara Purchased Warrant Deferred Shares to the Buyer in the manner contemplated by this Agreement to register the sale of the Antara Purchased Warrants, Antara Purchased Warrant Shares, Antara Purchased Deferred Warrants or Antara Purchased Warrant Deferred Shares under the Securities Act.

(b) None of the Company or its Affiliates or any Person acting on any of their behalf (other than the Buyer and its Affiliates, as to whom the Company makes no representation or warranty) directly or indirectly, has offered, sold or solicited any offer to buy and will not, directly or indirectly, offer, sell or solicit any offer to buy, any security of a type or in a manner which would be integrated with the issue and sale of the Antara Purchased Warrants, Antara Purchased Warrant Shares, Antara Purchased Deferred Warrants or Antara Purchased Warrant Deferred Shares and require the Antara Purchased Warrants, Antara Purchased Warrant Shares, Antara Purchased Deferred Warrants or Antara Purchased Warrant Deferred Shares to be registered under the Securities Act. None of the Company or its Affiliates or any Person acting on any of their behalf (other than the Buyer and its assignees, as to whom the Company makes no representation or warranty) has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the offering of the Antara Purchased Warrants, Antara Purchased Warrant Shares, Antara Purchased Deferred Warrants or Antara Purchased Warrant Deferred Shares.

(c) The Company and each Affiliate of the Company or any Person acting on behalf of any of the foregoing (other than the Buyer and its Affiliates, as to whom the Company makes no representation or warranty) will not engage in any directed selling efforts with respect to the Antara Purchased Warrants, Antara Purchased Warrant Shares, Antara Purchased Deferred

Warrants or Antara Purchased Warrant Deferred Shares within the meaning of Regulation S under the Securities Act.

Section 3.24 Brokers; Financial Advisors. Except as set forth on Disclosure Schedule 3.24, no investment banker, broker or finder retained by or on behalf of the Company or any of its Subsidiaries is entitled to receive any commission, brokerage, finder’s fee or other similar compensation or payments from the Company, any of its Subsidiaries or Buyer in connection with the consummation of the Transactions that will be outstanding following the Closing.

Section 3.25 Shareholder Consent. Other than the delivery of a definitive Information Statement to the holders of the Company’s voting securities entitled to receive the same pursuant to Rule 14c-2 promulgated under the Exchange Act, the Shareholder Consent and all other conditions to the sale and issuance of the Antara Purchased Warrants, Antara Purchased Warrant Shares, Antara Purchased Deferred Warrants and Antara Purchased Warrant Deferred Shares have been obtained and/or satisfied, as the case may be. The issuance of the Antara Purchased Warrant Deferred Shares to Buyer on or after the Specified Date shall be permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company, as of the Closing Date, as follows:

Section 4.01 Organization; Capacity. Buyer is duly organized and validly existing and in good standing under the Laws of its jurisdiction of organization. Buyer has all requisite organizational power and authority to own, use, lease and operate the properties and assets it purports to own and to conduct its business as it is currently being conducted and as proposed to be conducted. Buyer is duly licensed or qualified and in good standing (with respect to jurisdictions that recognize the concept of good standing) to do business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership, lease or operation of its properties or assets make such license or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to materially impair or materially delay the ability of Buyer to consummate the Transactions.

Section 4.02 Authorization; Binding Effect. Buyer has all requisite organizational power and organizational authority to: (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party; (b) perform its obligations under this Agreement and the other Transaction Documents to which it is a party; and (c) consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transactions have been duly authorized by all necessary organizational action on the part of Buyer. Each of this Agreement and the other Transaction Documents to which Buyer is a party has been duly executed and delivered by Buyer. Assuming due authorization, execution and delivery of this Agreement and the other Transaction Documents by the other parties thereto, this Agreement and the other Transaction Documents each constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws and Principles of Equity.

Section 4.03 Governmental Authorization; Noncontravention.

(a) Buyer’s execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party does not, and the consummation of the Transactions by Buyer will not, require Buyer to make or obtain any Consent to or from any Governmental Authority, except for those Consents, the failure of which to be obtained or made would not reasonably be expected to materially impair or materially delay the ability of Buyer to consummate the Transactions.

(b) Buyer’s execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party does not, and the consummation of the Transactions will not: (i) conflict with or violate (A) the Governance Documents of Buyer or (B) assuming compliance with the matters referred to in Section 4.03(a), any Law or Order applicable to Buyer as of the Closing Date; or (ii) result in any breach of, or constitute a default (or an event that with or without notice, the lapse of time or both would constitute a default) under, or give rise to any right of termination, cancellation or acceleration of any Contract to which Buyer is a party or by or to which Buyer is bound or subject, except, in the case of clauses (i) and (ii) above, for such conflicts, breaches, defaults or rights that would not reasonably be expected to materially impair or materially delay the ability of Buyer to consummate the Transactions.

Section 4.04 Sufficiency of Funds.

(a) As of the Closing Date, Buyer will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Aggregate Purchase Price and consummate the Transactions.

(b) Under no circumstances is the receipt or availability of any funds or financing by or to Buyer or any of its Affiliates or any other financing transaction a condition to any of the obligations of Buyer under this Agreement.

Section 4.05 Investment Representation. Buyer is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. Buyer acknowledges that it is informed as to the risks of the Transactions and of its ownership of the Antara Purchased Warrants, Antara Purchased Warrant Shares, Antara Purchased Deferred Warrants and Antara Purchased Warrant Deferred Shares, and further acknowledges that the Antara Purchased Warrants, Antara Purchased Warrant Shares, Antara Purchased Deferred Warrants and Antara Purchased Warrant Deferred Shares have not been registered under the U.S. federal securities Laws or under any state or non-U.S. securities Laws. Buyer further acknowledges that none of the Antara Purchased Warrants, Antara Purchased Warrant Shares, Antara Purchased Deferred Warrants or Antara Purchased Warrant Deferred Shares may be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transaction is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration thereunder. Buyer is acquiring the Antara Purchased Warrants, Antara Purchased Warrant Shares, Antara Purchased Deferred Warrants and Antara Purchased Warrant Deferred Shares for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributions or selling the Antara Purchased Warrants, Antara Purchased Warrant Shares, Antara Purchased Deferred Warrants or Antara Purchased Warrant Deferred Shares, in violation of the federal securities Laws or any applicable non-U.S. or state securities Law.

Section 4.06 Brokers; Financial Advisors. No investment banker, broker or finder retained by or authorized to act on behalf of Buyer is entitled to receive any commission, brokerage, finder’s fee or other compensation or payments from the Company or any of its Affiliates in connection with the consummation of the Transactions.

Section 4.07 Investigation. The Buyer has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, and the Buyer acknowledges, in reliance on the representations and warranties contained in Article III (as qualified by the Disclosure Schedules), that it and its Affiliates and Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested, in reliance on the representations and warranties contained in Article III (as qualified by the Disclosure Schedules), to review and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries.

ARTICLE V

SURVIVAL; INDEMNIFICATION

Section 5.01 Survival. The parties agree that the representations and warranties, covenants, obligations, agreements and other provisions in this Agreement, and in any certificate delivered pursuant to this Agreement, including rights arising out of any breach of such representations and warranties, covenants, obligations, agreements and other provisions, in each case, shall survive the Closing, as follows: (a) each representation and warranty shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date (other than the representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.04, 3.17 and 3.24, which shall survive the Closing in accordance with the applicable statute of limitations under the Laws of the State of Delaware) and (b) the Covenants shall survive the Closing in accordance with their respective terms or, if longer, the applicable statute of limitations under the Laws of the State of Delaware. Any claim brought by any party pursuant to this Article V must be brought or filed within sixty (60) calendar days following the expiration of the applicable survival period. Nothing in this Agreement, including in this Section 5.01, shall limit any liability of any Person in respect of Fraud in the making of any representations and warranties or any other terms or provisions set forth in this Agreement.

Section 5.02 Indemnification. Notwithstanding anything to the contrary in this Agreement, the Company shall indemnify and hold harmless Buyer, its Affiliates and controlling Persons and their respective officers, directors, employees, members, partners, agents, advisors and other representatives of each of the foregoing and their respective successors (each, an “Indemnified Person”) from and against any and all Losses of any kind or nature and out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with: (i) a breach or inaccuracy of any representation or warranty contained herein; or (ii) Fraud of the Company in the making of any representations and warranties or any other terms or provisions set forth in this Agreement; provided, that the Company shall not be liable under this Section 5.02 until the aggregate amount of all Losses in respect of indemnification under this Section 5.02 exceeds $250,000 (the “Deductible”), in which event the Company shall only be required to pay or be liable for Losses in excess of the Deductible; provided further, that the aggregate amount of all Losses for which the Company shall be liable pursuant to this Section 5.02 shall not exceed $50,000,000. The Indemnified Persons shall be indemnified regardless of whether any such Indemnified Person is a party to a claim, Litigation, judgment, action, investigation, dispute or proceeding (including any inquiry or investigation) relating to the foregoing clauses (i) or (ii) (any of the foregoing, a “Proceeding”) and whether or not such Proceedings are brought by the Company, its Affiliates, their respective creditors or any other Person. The Indemnified Persons shall be reimbursed for other out-of-pocket fees and expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to a Proceeding. The Company shall not be liable under this Section 5.02 for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement if Buyer had actual knowledge of such inaccuracy or breach prior to the Closing.

ARTICLE VI

COVENANTS; MISCELLANEOUS

Section 6.01 Post-Closing Further Assurances. Following the Closing, each of the parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement, including the use of commercially reasonable efforts by the Company to obtain a settlement of outstanding issues with John Sheehy, Sheehy Enterprises, Inc., Sheehy Mail Contractors, Inc., or Robert Sheehy.

Section 6.02 Information Statement. As promptly as possible, but in any event no later than September 14, 2022, the Company shall file with the Commission a preliminary information statement in accordance with Regulation 14C promulgated under of the Exchange Act relating to the Shareholder Consent and the Amendment. Prior to filing with the Commission, the Company shall provide Buyer and its counsel a reasonable opportunity to review and comment on the preliminary Information Statement and shall consider in good faith for inclusion in the preliminary Information Statement any comments made by Buyer or its counsel. The Company shall use reasonable best efforts to respond as promptly as practicable to any comments of the Commission with respect to the preliminary Information Statement and to cause the Information

Statement in definitive form to be mailed to the holders of the Company’s voting securities entitled to receive the same as promptly as reasonably practicable after (i) the tenth (10th) calendar day after the initial filing of the preliminary Information Statement with the Commission if by such date the Commission has not informed the Company that it intends to review the Information Statement or (ii) if the Commission has, by the tenth (10th) calendar day after the filing of the initial preliminary Information Statement with the Commission, informed the Company that it intends to review the Information Statement, within one (1) Business Day after the date on which the Commission confirms that it has no further comments on the Information Statement. The Company shall notify the Buyer promptly of (and in any event no more than one (1) Business Day after) the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for any amendments or supplements to the preliminary Information Statement or the definitive Information Statement, and if required, the Company shall mail to the holders of the Company’s voting securities entitled thereto, as promptly as reasonably practicable, such amendment or supplement. Prior to filing with the Commission, the Company shall provide the Buyer and its counsel a reasonable opportunity to review and comment on any such amendments or supplements to the Information Statement and shall accept for inclusion in any amendments or supplements any reasonable comments made by the Buyer or its counsel that are provided in a timely manner. If at any time prior to the Specified Date any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment or supplement to the Information Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company shall prepare and file with the Commission such amendment or supplement, in consultation with and subject to review by the Buyer and its counsel as promptly as practicable and, to the extent required by law, cause such amendment or supplement to be disseminated to the holders of the Company’s voting securities entitled thereto.

Section 6.03 Specified Date. The Company shall cause the Amendment to be duly adopted and filed with the Secretary of State of the State of Delaware on or before the twenty-second (22nd) calendar day following the date on which the Information Statement in definitive form is mailed to the holders of shares pursuant to Section 6.02 of this Agreement (the date of the effectiveness of such Amendment, the “Specified Date”). The Amendment shall be rendered effective on or before the Specified Date.

Section 6.04 Confidentiality. Neither this Agreement nor any of its terms or substance shall be disclosed by the Company, directly or indirectly, to any other Person except: (a) the Company’s officers, directors, employees, members, partners, stockholders, attorneys, accountants, agents and advisors, in each case on a confidential and need-to-know basis; (b) to the extent required in any legal, judicial or administrative proceeding or as otherwise required by Law, rule or regulation or compulsory legal process or as requested by a Governmental Authority or regulatory authority (in which case the Company agrees, to the extent permitted by Law, to inform Buyer promptly in advance thereof); (c) to the extent required in connection with the enforcement of the Company’s rights under this Agreement; or (d) if Buyer consents to such disclosure in writing.

Section 6.05 Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made at the address or electronic mail address set forth below:

If to the Company or Subsidiary HoldCo, to:

EVO Transportation
2075 W Pinnacle Peak Road, Suite 130
Phoenix, AZ 85027
E-mail: patrick.seul@evotransinc.com
Attention: Patrick Seul

With copies to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

E-mail: johnstorz@paulhastings.com

Attention: John Storz

To Buyer:

Antara Capital Master Fund LP

55 Hudson Yard, 47th Floor, Suite C

New York, New York 10001

Attention: Raph Posner, General Counsel

Email: rposner@antaracapital.com

with a copy (which shall not constitute notice) to:

Milbank LLP
2029 Century Park East, 33rd Floor

Los Angeles, California 90067-3019

Attention: Adam Moses, Casey Fleck and Eric Reimer
Email: amoses@milbank.coml cfleck@milbank.com; ereimer@milbank.com

Notice shall be deemed to have been duly given or made pursuant to this Section 6.05 if delivered: (a) by nationally recognized overnight courier delivery for next Business Day delivery, upon the earlier of the second Business Day following the date sent by such courier and receipt; (b) by mail, upon receipt; (c) by hand delivery, upon delivery; or (d) by electronic mail transmission, on the date sent, if confirmation of transmission is received by the sender or no failure message is generated. Legal counsel for any party may send to any other party any notices, requests, demands or other communications required or permitted to be given under this Agreement by such party.

Section 6.06 Amendment; Waiver, Etc. Any provision of this Agreement may be amended, modified, supplemented or waived if, and only if, such amendment, modification, supplement or waiver is in writing and signed, in the case of an amendment, modification or supplement, by Buyer and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 6.07 Assignment. Except as expressly provided in this Agreement, no party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of Buyer and the Company; provided that, notwithstanding the foregoing, Buyer may assign or transfer any of its rights or obligations under this Agreement to any Antara Affiliated Fund, without the prior written consent of the Company. Any attempt to assign this Agreement without such consent shall be void and of no effect.

Section 6.08 Entire Agreement. The Transaction Documents, the Annexes, Schedules and Exhibits to this Agreement and the other Transaction Documents contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior representations, agreements and understandings, oral or written, with respect to such matters.

Section 6.09 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Buyer and the Company shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner so that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 6.10 Parties in Interest; No Third Party Beneficiaries.

(a) This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Whether expressly or by implication, nothing in this Agreement is intended to confer upon any Person other than Buyer, the Company and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement. Without limiting the foregoing, no Person shall be a third party beneficiary of this Agreement.

Section 6.11 Expenses. Except as expressly provided in this Agreement, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be borne by the party incurring such expenses. Notwithstanding the foregoing, the Company shall pay to Buyer its out-of-pocket costs and expenses (including expenses of legal counsel) incurred by or on behalf of Buyer in connection with the Transactions.

Section 6.12 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and any Transaction Litigation shall be governed by and enforced pursuant to the Laws of the State of Delaware, without giving effect to rules of conflict of laws that would result in the application of Laws of any other jurisdiction. Each party irrevocably and unconditionally agrees and consents to be subject to the exclusive jurisdiction of the Chosen Courts in any Transaction Litigation that is brought by any such party or its successors or assigns. Each party irrevocably agrees and consents to the service of any and all process in any Transaction Litigation by the delivery of such process in the manner provided in Section 6.05. To the fullest extent it may legally do so, each party irrevocably and unconditionally waives any objection to the laying of venue of any Transaction Litigation in any Chosen Court. Each party irrevocably and unconditionally waives and agrees not to plead or claim in any Chosen Court that any such Transaction Litigation brought in any Chosen Court has been brought in an inconvenient forum. No party shall bring or support, or permit any of its Affiliates to bring or support, any Transaction Litigation (including any cross-claim or third-party claim) of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, in any forum other than the Chosen Courts. Any final and nonappealable judgment against any party in any Transaction Litigation shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(b) Each party irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any Transaction Litigation. Each party certifies and acknowledges that: (i) no Representative of any other party has represented, expressly or otherwise, that such other party would not, if there is any Litigation, seek to enforce the foregoing waiver; (ii) such party understands and has considered the implications of this waiver; (iii) such party makes this waiver voluntarily; and (iv) each other party has been induced to enter into this Agreement by, among other things, the mutual waivers and certificates in this Section 6.12.

Section 6.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, email in “portable document format” (“.pdf”) form, or by other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 6.14 Remedies.

(a) The provisions of this Agreement are uniquely related to the desire of the parties and their respective Affiliates to consummate the Transactions. The Transactions represent a unique business opportunity at a unique time for each of the parties and their respective Affiliates. As a result, irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms. Although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be difficult to ascertain and an inadequate remedy for any such breach. Accordingly, if the Company, on the one hand, or Buyer, on the other hand, breaches or threatens to breach any provision of this Agreement, the Company, on the one hand, or Buyer, on the other hand, shall be entitled to an injunction or injunctions, specific performance and all other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction. Each party irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. If any Litigation should be brought in equity to enforce the provisions of this Agreement: (i) no party shall allege, and each party waives the defense, that there is an adequate remedy at law; and (ii) each party waives all other defenses to enforcement of the terms and provisions of this Agreement other than defenses to the existence of any breach hereof. The rights in this Section 6.14 are in addition to any other remedy to which a party may be entitled at law or in equity. The exercise by a party of one remedy shall not preclude the exercise of any other remedy.

Section 6.15 Public Statements. Except for any joint press release to be mutually agreed upon and issued by the Company and Buyer, and except as required by applicable Law, each of the parties to this Agreement shall, and shall cause their Affiliates and Representatives to, keep confidential the Transaction Documents and the terms of the Transactions. No press release or other public announcement, statement or comment relating to the Transactions shall be issued, made or permitted to be issued or made by any party or any of its Affiliates or Representatives without the prior written consent of Buyer and the Company. If any further statement is required by applicable Law, Buyer and the Company shall consult with each other in advance and provide the non-disclosing party a reasonable opportunity to review and comment on any such statement. Notwithstanding the foregoing, the final form and content of any such required release, announcement, statement or comment shall be at the final discretion of the disclosing party. In addition, any Person may: (a) disclose the Transactions and any term thereof to its investors and potential investors in the Ordinary Course of Business and to its Representatives; and (b) provide general information about the subject matter of this Agreement in connection with its fundraising, marketing, informational or reporting activities. Nothing in this Section 6.15 shall prohibit any disclosure: (i) required under any Contract to which the Company or any of its respective Subsidiaries is a party; or (ii) by the Company or its respective Subsidiaries to their respective employees. Notwithstanding anything in this Section 6.15, each party to this Agreement may disclose this Agreement and its terms and conditions in securities filings with the Commission or equivalent foreign agency to the extent required by applicable Law.

Section 6.16 RELEASE OF BUYER LIABILITY. TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW FROM TIME TO TIME IN EFFECT, EACH PARTY TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY (AND AFTER IT HAS CONSULTED WITH ITS OWN COUNSEL) IRREVOCABLY AND UNCONDITIONALLY AGREES THAT NO CLAIM MAY BE MADE BY SUCH PARTY AGAINST THE BUYER OR ANY OF THE BUYER’S DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, AGENTS OR INSURERS, OTHER INVESTMENT PROFESSIONALS, OR ANY OF ITS OR THEIR SUCCESSORS AND

ASSIGNS, OR ANY BUYER-DESIGNATED DIRECTOR OF THE COMPANY OR ITS AFFILIATES, IN RESPECT OF ANY BREACH OR WRONGFUL CONDUCT (WHETHER THE CLAIM IS BASED ON CONTRACT OR TORT OR DUTY IMPOSED BY LAW) ARISING OUT OF, OR RELATED TO, THE TRANSACTIONS CONTEMPLATED BY ANY OF THIS AGREEMENT, THE RECAPITALIZATION OR OTHERWISE, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH. IN FURTHERANCE OF THE FOREGOING, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

Section 6.17 Disclosure Schedule Matters. All capitalized terms not defined in the Company’s Disclosure Schedule shall have the meanings assigned to them in this Agreement. The Disclosure Schedule shall, for all purposes in this Agreement, be arranged in numbered and lettered parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Agreement. Each item disclosed in the Disclosure Schedule shall constitute an exception to or, as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes express reference and shall also be deemed to be disclosed or set forth for the purposes of every other part in the Disclosure Schedule relating to the representations and warranties (or covenants, as applicable) set forth in this Agreement to the extent a cross-reference within the Disclosure Schedule is expressly made to such other part in the Disclosure Schedule, as well as to the extent that the relevance of such item as an exception to or, as applicable, disclosure for purposes of, such other section of this Agreement is reasonably apparent from the face of such disclosure. The listing of any matter on the Disclosure Schedule shall not be deemed to constitute an admission by the Company or to otherwise imply, that any such matter is material, is required to be disclosed by the Company under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Disclosure Schedule relating to any possible breach or violation by the Company of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Disclosure Schedule be deemed or interpreted to expand the scope of the representations, warranties, covenants or agreements set forth in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

BUYER

ANTARA CAPITAL MASTER FUND LP

By: /s/ Himanshu Gulati

Name: Himanshu Gulati

Title: Managing Partner

THE COMPANY

EVO TRANSPORTATION AND ENERGY SERVCIES, INC.

By: /s/ Alexandre Zyngier

Name: Alexandre Zyngier
Title: Chairman of EVO Transportation & Energy Services, Inc. and Authorized Signatory

SUBSIDIARY HOLDCO

EVO HOLDING COMPANY, LLC

By: /s/ Alexandre Zyngier

Name: Alexandre Zyngier
Title: Chairman of EVO Transportation & Energy Services, Inc. and Authorized Signatory

Annex A

Definitions

The following terms are defined elsewhere in this Agreement in the Sections set forth below and, when used in this Agreement, shall have the respective meanings defined in this Agreement:

Defined Term	Section
Additional Equityholder Shares	Schedule II
Agreement	Preamble
Available Shares	Recitals (i)
Board	Recitals
Bridge Loan Agreement	Recitals (viii)
Buyer	Preamble
Clean Energy Fuel Advance Agreement	2.03(c)(vii)
Closing	2.02
Closing Date	2.02
Company	Preamble
Cuzick Secured Promissory Note	2.03(c)(i)
Cuzick Unsecured Promissory Note	2.03(c)(ii)
Equityholder (Ex-Buyer) Post-Closing Warrants	Recitals (iv)
Equityholder (Ex-Buyer) Post-Closing Warrant Shares	Recitals (iv)
Exchanging Creditors	Recitals (iii)
Exchanging Creditor Post-Closing Warrants	Recitals (iii)
Exchanging Creditor Post-Closing Warrant Shares	Recitals (iii)
Exchanging Creditor Purchased Deferred Warrants	Recitals (iii)
Exchanging Creditor Purchased Deferred Warrant Shares	Recitals (iii)
Indemnified Person	5.02
Information Statement	Recitals; 6.02
Lampsa Promissory Note	2.03(c)(iii)
Management Incentive Plan	Recitals (i)
Material Contracts	3.12(a)
Meghji Promissory Note	2.03(c)(v)
Mendola Promissory Note	2.03(c)(vi)
Peck Promissory Note	2.03(c)(iv)
Pre-Recapitalization (Ex-Buyer) Equityholders	Schedule II
Proceeding	5.02
Antara Purchased Deferred Warrants	Recitals (i)
Antara Purchased Warrants	Recitals (i)
Antara Purchased Warrant Deferred Shares	Recitals (i)
Antara Purchased Warrant Shares	Recitals (i)
Recapitalization	Recitals
Series A Convertible Preferred	Recitals (iv)
Series B Convertible Preferred	Recitals (iv)
Specified Date	6.03
Subsidiary HoldCo	Preamble
Takeback Notes	Recitals (iii)

The following terms, when used in this Agreement, shall have the respective meanings ascribed to them below:

“Affiliate” as to any Person means any other Person that, directly or indirectly, through one or more intermediaries, is in control of, is controlled by, or is under common control with, such first Person.

Annex A-2

“Aggregate Exercise Price” means $34,156.68.

“Aggregate Purchase Price” means $12,687,843.32 ($15,057,000 less the sum of (i) the Backstop Commitment Discount, (ii) the Aggregate Exercise Price of $34,156.68 that would be payable in order to exercise each and every Antara Purchased Warrant and Antara Purchased Deferred Warrant, (iii) the Subsidiary HoldCo Convertible Preferred Purchase Price and (iv) $35,000 (the aggregate exercise price for 3,500,000 penny warrants exercised by the Buyer on the Closing Date)).

“Antara Affiliated Funds” means any funds, accounts or investment vehicles that are Affiliates of any Antara Affiliated Investment Manager (other than portfolio companies of any Antara Affiliated Investment Manager).

“Amendment” means an amendment to the Company’s Certificate of Incorporation to effect the increase of the number of authorized shares of Common Stock, par value $0.0001, from 100,000,000 to 600,000,000.

“Antara Affiliated Investment Manager” means Antara Capital Management, L.P. or any other investment manager that is an Affiliate thereof or an Affiliate of Buyer.

“Backstop Commitment Discount” of $1,500,000 applied to the purchase price of the Antara Purchased Warrants and the Antara Purchased Deferred Warrants in consideration of Buyer’s commitment to purchase up to 100% of the foregoing.

“Bankruptcy Laws and Principles of Equity” means (a) bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights and (b) principles of equity.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by Law or Order to close.

“Capital Stock” means, with respect to any Person, any and all shares, units, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, and any debt, rights, warrants or options exercisable or exchangeable for or convertible into such capital stock.

“Chosen Courts” means the Court of Chancery in the State of Delaware situated in New Castle County and any State of Delaware appellate court therefrom.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means shares of Common Stock, $0.0001 par value per share, of the Company.

“Consent” means any consent, approval, clearance (including expiration or termination of an applicable waiting period), authorization, exemption, compliance, certification or permit of, action by, filing with, or notification to, any Governmental Authority or other Person, as applicable.

Annex A-3

“Contract” means any legally binding written agreement, lease, license, contract, note, mortgage, indenture or other obligation.

“control” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interests, by Contract or otherwise. The terms “controlled by” and “under common control with” shall have correlative meanings.

“Covenants” means all covenants, obligations and agreements contained in this Agreement.

“COVID-19” means SARS-CoV-2 or COVID-19 and all evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means all applicable quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other Law, Order, or directive by any Governmental Authority in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“DRO Claim” means the final and complete resolution or settlement of the Company’s claim for reimbursement with respect to services provided by the Company or its affiliates under certain United States Postal Service “Dynamic Route Optimization” contracts for the period from May 1, 2021 through May 31, 2022, in the amounts and subject to the encumbrances and prior claims set forth in Disclosure Schedule DRO.

“Environmental Claim” means any complaint, summons, citation, investigation, notice, directive, notice of violation, order, claim, demand, action, litigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority or any other Person, involving (a) any actual or alleged violation of any Environmental Law; (b) any Hazardous Material or any actual or alleged Hazardous Materials Activity; (c) injury to the environment, natural resource, any Person (including wrongful death) or property (real or personal) in connection with Hazardous Materials or actual or alleged violations of Environmental Laws; or (d) actual or alleged Releases or threatened Releases of Hazardous Materials either (i) on, at or migrating from any assets, properties or businesses currently or formerly owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest, (ii) from adjoining properties or businesses, or (iii) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

“Environmental Law” means any Law relating to pollution or protection of the environment.

“Equity Securities” with respect to any Person means all shares of capital stock, partnership interests, membership interests, equity interests, and participations in such Person’s capital stock or other equity interests (however designated), and any debt, rights, warrants or options exercisable or exchangeable for or convertible into any of the foregoing.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

Annex A-4

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibits” means the exhibits to this Agreement.

“Financial Statements” means, collectively, (a) the consolidated audited balance sheet of the Company and the related consolidated audited statements of income or operations, as applicable, member’s equity and cash flows as of and for each of the fiscal years ended December 31, 2021, accompanied by the notes thereto and the audit report thereon and (b) the Interim Financial Statements.

“Fraud” with respect to a party to this Agreement means (a) an intentional misrepresentation by such party with respect to the making of the representations and warranties of such party as expressly set forth in this Agreement with the intent by such party to deceive such other party and (b) such other party suffers losses as a result of such misrepresentation.

“GAAP” means United States generally accepted accounting principles.

“Governance Documents” shall mean (a) with respect to a corporation, the certificate or articles of incorporation, certificates of designations and bylaws; (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of such entity (including any certificate of formation, limited liability company agreement, certificate of limited partnership, limited partnership agreement); (c) any other instrument, contract or agreement relating to the governance, management or ownership of such entity (including voting agreements, investor rights agreements, stockholders agreements, registration rights agreements, and the like); and (d) any amendment or modifications to any of the foregoing.

“Government Official” means any official, employee or any other similar person acting in an official capacity for any Governmental Authority.

“Governmental Authority” means any international, federal, state or local court, legislature, executive or regulatory authority, agency or commission, or other governmental authority or instrumentality of competent jurisdiction.

“Hazardous Materials” means any toxic or hazardous material, substance or waste regulated as such under Environmental Laws due to its dangerous or deleterious properties or characteristics.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Indebtedness” of any Person at any date means, without duplication all (a) Obligations of such Person (i) for borrowed money, (ii) that are evidenced by a note, bond, debenture or similar instrument, (iii) under leases required to be treated as “capitalized leases” under GAAP and (iv)

Annex A-5

for the reimbursement of any obligor or any letter of credit or banker’s acceptance and (b) guarantees of any of the foregoing for the benefit of another Person. Indebtedness excludes contingent deferred purchase price payments, “earn-outs,” undrawn letters of credit, banker’s acceptances and similar instruments, surety bonds and similar instruments, trade debt, trade payables and short-term accruals, accounts payable, accrued expenses, deferred purchase prices for property or services, deferred revenues, the endorsement of negotiable instruments for collection, and inter-company indebtedness.

“Intellectual Property” means all intellectual property rights in any jurisdiction, whether registered or unregistered, in and to (a) trademarks, service marks, logos, brand names, trade dress, trade names and the goodwill associated with the foregoing, (b) patents and patent applications, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (c) copyrights, (d) trade secrets and (e) domain names, in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority.

“Interim Balance Sheet Date” means the date of the balance sheet included in the Interim Financial Statements.

“Interim Financial Statements” means the unaudited consolidated balance sheet of the Company and the related unaudited consolidated statements of operations, member’s equity and cash flows for the six months ended June 30, 2022.

“knowledge” means (a) with respect to the knowledge of the Company, the actual knowledge of the chief executive officer, chief financial officer and general counsel of the Company, after reasonable investigation and inquiry of their respective direct reports, and (b) with respect to the knowledge of Buyer, the actual knowledge of Himanshu Gulati, Chetan Bansal and Raph Posner, after reasonable investigation and inquiry of their respective direct reports.

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, or regulation.

“Lease” means any lease, sublease or similar Contract, under which the Company or any of its Subsidiaries is the landlord, sublandlord, tenant, subtenant, occupant, lessee or lessor of real property.

“Liabilities” means any and all debts, liabilities and obligations.

“Liens” means any lien, security interest, mortgage, pledge, charge or similar encumbrance.

“Litigation” means any claim, cause of action, action, arbitration, suit, administrative hearing or other similar proceeding, at law or in equity, by or before any Governmental Authority or arbitral body.

“Losses” means all losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees paid in connection with the foregoing.

Annex A-6

“Material Adverse Effect” means any circumstance, event or change that, individually or in the aggregate, results, or would reasonably be expected to result, in a material adverse effect on the business, results of operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole.

“Obligations” with respect to any Indebtedness means any principal, accrued but unpaid interest, penalties, fees and reimbursements payable under the documentation governing such Indebtedness.

“Order” means any judgment, order, injunction, decree, determination or award of any court, arbitrator, or commission, board, bureau, agency or other Governmental Authority.

“Ordinary Course of Business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice (including recent past practice in light of COVID-19 and COVID-19 Measures). Any action taken, or omitted to be taken, that primarily relates to, or primarily arises out of, COVID-19 or COVID-19 Measures, shall be deemed to be in the Ordinary Course of Business.

“Permits” means registrations, licenses, exemptions, Consents and permits issued or granted by any Governmental Authority.

“Permitted Liens” means: (a) mechanics’, carriers’, workmen’s, materialmen’s, landlord’s, repairmen’s or other similar Liens arising by operation of law; (b) Liens for Taxes, assessments, or other governmental charges that are not due and payable, that may hereafter be paid without penalty or that are being contested in good faith by appropriate proceedings; (c) imperfections and irregularities in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects, exceptions, encumbrances and other similar matters that do not (i) materially detract from the value or marketability of the property or asset to which it relates and (ii) materially impair the ability of the Company or its Subsidiaries to use or operate the property or asset to which it relates; (d) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, landlord, lessor, sublessor or other Person in title under any license, lease or other Contract or in the property being licensed, leased or occupied; (e) Liens securing the Obligations under any Indebtedness of the Company or any of its Subsidiaries, or otherwise in respect of the Liabilities shown or reflected in the balance sheets included in the Financial Statements; (f) purchase money Liens and Liens securing Obligations under capital lease arrangements; (g) zoning, entitlement, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon; (h) Liens arising under workmen’s compensation, unemployment insurance, social security, retirement and similar Laws; (i) pledges and deposits to secure the performance of bids, trade Contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the Ordinary Course of Business; (j) Liens on any estate superior to the interest of the Company or any of its Subsidiaries in any leased realty; and (k) non-exclusive licenses of rights in and to the Company’s Intellectual Property granted in the Ordinary Course of Business.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization.

Annex A-7

“Plan” means, collectively, each material “employee benefit plan” within the meaning of Section 3(3) of ERISA, and each other material employee benefit, bonus, profit sharing, compensation, commission, equity, option, phantom equity or other equity-based, severance, fringe benefit and employee benefit plan, program, policy, practice, arrangement, Contract (including employment Contracts), fund or commitment, sponsored or maintained by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries contributes (or has an obligation to contribute), is a party, or has any Liability as of the Closing Date.

“Real Property” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into by the Company and Buyer in the form attached hereto as Exhibit H.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Representatives” of any Person means such Person’s members, partners, directors, managers, officers, employees, agents, attorneys, accountants, consultants, professional advisors, or other representatives.

“Sanctioned Country” means any country or region that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Control Laws (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela, and the Crimea region of Ukraine).

“Sanctioned Person” means: (a) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (b) any entity that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) any national of a Sanctioned Country.

“Schedules” means the disclosure schedules delivered by the Company to Buyer concurrently with the execution and delivery of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Consent” means the action taken by the holders of the majority (i) the issued and outstanding Common Stock, (ii) the issued and outstanding Series C Non-Participating Preferred Stock, (iii) the issued and outstanding Series D Non-Participating Preferred Stock, and (iv) the issued and outstanding voting securities described in (i), (ii) and (iii) voting together as a class.

Annex A-8

“Solvent” with respect to a Person as of a specified time means (a) that the “fair value” of the “property” of such Person will exceed the sum of the fair value of all “debts” of such Person (including contingent liabilities), (b) such Person will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or about to be engaged and (c) such Person will be able to pay its liabilities (including contingent liabilities) as they mature. For purposes of this definition, the terms “fair value” and “property” of a Person will be determined in accordance with applicable federal bankruptcy Laws governing determinations of the insolvency of debtors and the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or about to be engaged” and “able to pay its liabilities (including contingent liabilities) as they mature” shall have the meaning given to such or similar terms under applicable federal bankruptcy Laws governing fraudulent transfers.

“Subsidiary” of any Person means any other Person of which such first Person (either alone or with any other Subsidiary) either (a) owns Equity Securities having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or, if no such governing body exists, the ownership of a majority of the outstanding voting securities of such Person or (b) is or controls the managing member, managing director or other general partner of such Person.

“Subsidiary HoldCo Convertible Preferred Purchase Price” means $750,000.

“Tax Return” means any return, report, information return or other similar document required to be filed with any Governmental Authority with respect to Taxes.

“Taxes” means all taxes, charges, fees, duties, levies or other similar assessments imposed by any Governmental Authority, including income, gross receipts, excise, property, sales, gain, use, franchise, payroll, withholding, social security, value added or other similar taxes, including any interest, penalties or additions attributable thereto.

“Trade Control Laws” means all Laws relating to: (a) economic, trade, and financial sanctions administered and enforced by OFAC, the U.S. Department of State, Her Majesty’s Treasury, the European Union, any EU member state, and the United Nations Security Council; (b) export, import, reexport, transfer, and retransfer controls administered and enforced by the U.S. Department of Commerce Bureau of Industry and Security, the Department of State Directorate of Defense Trade Controls, U.S. Customs and Border Protection, the UK, the European Union, any EU member state, and the United Nations; and (c) the prevention of money laundering.

“Transaction Documents” means this Agreement, the certificates, agreements, Contracts and other instruments referenced in or contemplated by this Agreement that will be executed or filed by one or more of the parties in connection with the Transactions.

“Transaction Litigation” means Litigation in any way directly or indirectly arising under or out of, or relating to, this Agreement, the negotiation, execution or performance of this Agreement, the Transactions or the legal relationship of the parties (whether at law or in equity, and whether any claim or cause of action sounds in contract, tort or otherwise).

“Transactions” means the transactions, collectively contemplated by this Agreement together with the other transactions constituting the Recapitalization.

Annex A-9

Annex A-10

SCHEDULE I

Exchanging Creditor	Principal Amount of Takeback Notes	Exchanging Creditor Purchased Deferred Warrants	Exchanging Creditor Purchased Deferred Warrant Shares	Exchanging Creditor Post-Closing Warrants	Exchanging Creditor Post-Closing Warrant Shares
Danny R. Cuzick	$1,911,000	24,757,840	24,757,840	12,378,920	12,378,920
John Lampsa and Ursula Lampsa	$1,288,931	16,698,667	16,698,667	8,349,334	8,349,334
Billy R. Peck Jr.	$387,713	5,022,987	5,022,987	2,511,494	2,511,494
Mohsin Y. Meghji	$49,568	642,171	642,171	321,086	321,086
Robert Mendola	$33,045	428,114	428,114	214,057	214,057

SCHEDULE II

Pre-Recapitalization (Ex-Buyer) Equityholders	Pre-Recapitalization Common Stock (treating Series A Preferred Stock and Series B Preferred Stock on an as-converted basis)	Equityholder (Ex-Buyer) Post-Closing Warrants	Equityholder (Ex-Buyer) Post-Closing Warrant Shares
Danny R. Cuzick	11,227,921	4,455,524	4,455,524
John and Ursula Lampsa	800,000	317,460	317,460
Damon Cuzick	937,299	1,520,366	1,520,366
Billy (Trey) Peck Jr.	632,996	1,026,765	1,026,765
Michael Ritter	1,220,491	1,979,724	1,979,724
James Finkle	1,060,159	1,719,654	1,719,654
Cliff Finkle	1,060,158	1,719,652	1,719,652
R. Scott Wheeler	113,375	183,903	183,903